Exhibit 10.1

23ANDME HOLDING CO.

CHANGE IN CONTROL SEPARATION PLAN

Introduction

The Board of Directors (the “Board”) of 23andMe Holding Co. (the “Company”) recognizes that the Company, as a publicly held company, may experience a Change in Control (as hereinafter defined), and that the possibility of a Change in Control may create uncertainty resulting in the loss or distraction of certain key employees of the Company to the detriment of the Company and its stockholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board therefore requested that the Compensation Committee of the Board (the “Committee”) consider what steps should be taken to avoid such loss and distraction.

The Committee has recommended that the Board, in order to help assure the Company of the continued employment and dedication to duty of certain designated key employees for the benefit of the Company and its stockholders, adopt the 23andMe Holding Co. Change in Control Separation Plan (“CIC Plan”).

Therefore, in order to fulfill the above purposes and upon the recommendation of the Committee, the CIC Plan is hereby adopted by the Board.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company has established a plan known as the 23andMe Holding Co. Change in Control Separation Plan as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings:

Affiliate. “Affiliate” shall mean any entity that is controlled by or under common control with the Company.

Base Pay. “Base Pay” shall mean the Participant’s annual base salary in effect on the Date of Termination or, if higher, the Participant’s annual base salary in effect on the date of the Change in Control.

Board. The Board of Directors of the Company.

Cause. “Cause” means a finding by the Board that the Participant (i) has breached their employment or service contract with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company.

Change in Control. “Change in Control” shall mean:

(i) The acquisition during any 12-month period, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or an employee benefit plan of the Company) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person; provided, however, that for avoidance of doubt, the conversion by an existing holder of the Company’s Class B common stock to Class A common stock which results in any other existing holder of the Company’s B common stock having beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities of the Company shall not be deemed to be a Change in Control;

(ii) The consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company;

(iii) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(iv) The consummation of a complete dissolution or liquidation of the Company.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Committee. The Compensation Committee of the Board.

Company. 23andMe Holding Co., a Delaware corporation, and any Successor. Where the context so requires, “Company” shall include any Affiliate of the Company.

Date of Termination. The date of a Participant’s termination of employment with the Company and its Subsidiaries.

Effective Date. December 5, 2022.

Good Reason. Without the Participant’s express written consent, the occurrence of any one or more of the following:

(i) The Participant’s job duties, responsibilities and authority are materially diminished from those in effect immediately prior to the Change in Control;

(ii) The Company requires the Participant to be based at a location in excess of fifty (50) miles from the Participant’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control;

(iii) The Company does any of the following: (a) reduces the Participant’s Base Pay in a material respect; (b) materially reduces or eliminates the Participant’s opportunity to earn bonuses or incentive compensation as compared to such opportunity available to the Participant prior to the Change in Control; or (c) materially reduces the employee benefits provided to the Participant from the level in effect immediately prior to the Change in Control (excluding any reduction that is generally applicable to all or substantially all salaried Company employees); or

(iv) The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Article V herein;

provided, that none of the events or occurrences specified above shall be deemed to constitute “Good Reason” unless (x) the Participant provides written notice of the existence of such event or occurrence to the Company within ninety (90) days of such event or occurrence, (y) the Company fails to cure such event or occurrence within thirty (30) days of the receipt of such notice (“Cure Period”), and (z) the Participant’s resignation is effective at the end of the Cure Period.

Incentive Pay. “Incentive Pay” shall mean 100% of the Participant’s target annual bonus under the Company’s Annual Incentive Plan.

Officers. “Officers” shall mean the Chief Executive Officer of the Company (the “CEO”) and the other individuals who are “officers” within the meaning of Rule 16a-1(f) of the Exchange Act.

Participants. All Participants under this Plan as determined under Article III.

Plan. The 23andMe Change in Control Separation Plan as set forth herein, and as it may be amended hereafter.

Release. A release and discharge of the Company, all of its Affiliates, and all affiliated persons and entities by the Participant from any and all claims, demands and causes of action, other than as to vested accrued benefits due to the Participant under an employee benefit plan of the Company, substantially in the form attached as Annex A, with such modifications as the Company deems appropriate for the Participant’s particular situation or as may be required by changes in applicable law.

Separation Benefits. The benefits provided in accordance with Section 4.2 of the Plan.

Subsidiary. Any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

ARTICLE III

PARTICIPANTS

The Company’s Officers shall be Participants. In addition, Annex B to this Plan provides a list of the other key employees of the Company or its Subsidiaries who have been designated by the Board or the Committee as Participants as of the Effective Date subject to the provisions of this Plan. The Board or the Committee (or, with respect to employees who are not Officers, the Company’s CEO may from time to time designate other key employees as Participants; in such case, Annex B shall be deemed to be revised to reflect the addition of such Participants. The Board or the Committee (or the CEO for any individuals she has previously designated as Participants) shall also have the authority to remove employees from Annex B at any time prior to the 90-day period preceding a Change in Control. In any event, a Participant shall cease to be a Participant in the Plan when he ceases to be an employee of the Company or a Subsidiary other than as the result of a termination that would entitle the Participant to Separation Benefits under Section 4.1.

ARTICLE IV

SEPARATION BENEFITS

4.1 Right to Separation Benefits. A Participant shall be entitled to Separation Benefits as provided in Section 4.2 if a Change in Control occurs, and if within the period beginning ninety (90) days before and ending twelve (12) months after such Change in Control, the Participant’s employment with the Company and its Subsidiaries terminates either (a) by action of the Company or a Subsidiary without Cause or (b) by reason of the Participant’s resignation from such employment for Good Reason; provided, that the Participant’s entitlement to Separation Benefits shall be conditioned on the Participant’s timely executing, and not revoking, a Release. No action of the Company or a Subsidiary in terminating the employment of a Participant shall be considered as having been taken for Cause unless, at the time such action is taken, the Board provides written notice to the Participant, identifying the Cause with particularity.

4.2 Separation Benefits. If a Participant’s employment terminates in circumstances entitling him to Separation Benefits as provided in Section 4.1, the Participant shall be entitled to the following, provided that any amount provided for in this Plan shall be reduced by any separation payments or benefits received by the Participant under any offer letter, employment agreement or contract with the Company or any payments required by any applicable law as the result of Participant’s termination of employment:

(a) A lump sum cash payment equal to six months of Base Pay plus one-half of the Participant’s Incentive Pay for the year of termination. Payment shall be made within ten days after the Participant’s Date of Termination (or the end of the revocation period for the Release, if later, but in no event later than 60 days after the Participant’s Date of Termination).

(b) A lump sum cash payment equal to the cost of six months of “COBRA” continuation of the medical, dental and vision coverage in effect for the Participant on the Date of Termination.

(c) All then-outstanding equity awards previously granted to the Participant under the 23andMe Holding Co. Incentive Equity Plan (or any successor thereto) (“Equity Plan”) which are not vested as of the date of the Change in Control shall accelerate and become 100% vested as of such date. Any award agreement issued under the Equity Plan to a Participant as of the Effective Date shall be deemed to have been amended to provide for such accelerated vesting, and any award agreement issued under the Equity Plan to a Participant thereafter shall be deemed to incorporate this provision by reference (but in each case, only if the Participant’s employment terminates in circumstances entitling him to Separation Benefits as provided in Section 4.1).

4.3 Other Benefits Payable. The Separation Benefits described in Section 4.2 above and except as provided therein shall not affect any other accrued or vested or earned but deferred compensation, rights, or other benefits which may be owed to a Participant following termination, including but not limited to accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

4.4 Obligations Absolute. Upon a Change in Control, the Company’s obligations to provide the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant, except as required by applicable law.

4.5 Certain Adjustments in Payments.

(a) The provisions of this Section 4.5 shall apply notwithstanding anything in this Plan to the contrary. In the event that Section 280G of the Code is determined to be applicable to a Participant under the Plan and any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of such section, then the aggregate present value of the Separation Benefits under Section 4.2 of this Plan shall be reduced (but not below zero) to the Reduced Amount, but only if, by reason of such reduction, the net after tax benefit to the Participant exceeds the net after tax benefit if no such reduction had been made, taking into account all federal, state and other income taxes payable with respect to the Payments calculated at the maximum marginal tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Participant’s employment or the Change in Control), as well as the amount of excise taxes imposed with respect to any excess parachute payments by Section 4999 of the Code. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of such Separation Benefits without causing any Payment to be subject to the limitation of deduction under section 280G of the Code. For purposes of this Section 4.5, “present value” shall be determined in accordance with section 280G(d)(4) of the Code.

(b) All determinations to be made under this Section 4.5 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten days of the Participant’s Date of Termination. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4.5 shall be borne solely by the Company.

(c) In the event any reduction in Separation Benefits is required hereunder, such reduction shall be made first in the aggregate amount of the lump-sum cash payments under Sections 4.2(a)-(c), then in the number of shares under awards subject to accelerated vesting under Section 4.2(d) (allocated proportionally among restricted stock unit grants and stock option grants).

(d) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, a Participant by the Company, which are in excess of the limitations provided in this Section 4.5 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 4.5. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. The Participant shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the determination of the Excess Payment.

ARTICLE V

SUCCESSOR TO COMPANY

The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Duration. If a Change in Control has not occurred, the Plan may be terminated in accordance with Section 6.2. If a Change in Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Separation Benefits hereunder shall have received such benefits in full.

6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by the Board, unless a Change in Control has occurred. Upon the occurrence of a Change in Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. In addition, any amendment, change, substitution, deletion, revocation or termination of this Plan during the 90-day period prior to a Change in Control that reduces the benefits or impairs the rights of Participants hereunder shall be deemed null, void and of no effect upon the occurrence of such Change in Control, retroactive to the date such amendment, change, substitution, deletion, revocation or termination was purportedly effective.

6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants’ rights hereunder. A termination of the Plan shall automatically effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE VII

MISCELLANEOUS

7.1 Indemnification. If, following a Change in Control, a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company will pay for all legal fees and expenses incurred by such Participant in the course of such action.

7.2 Employment Status. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company or any other Affiliate, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

7.3 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or designate an amount necessary to provide the Separation Benefits specified herein (including the establishment of trusts). No Participant shall have any right to, or interest in, any assets of the Company or any other Affiliate which may be applied by the Company or any other Affiliate to the payment of Separation Benefits.

7.4 Validity and Severability. If any provision of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

7.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Delaware, other than the conflict of law provisions of such laws.

7.6 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, or local or foreign taxes as shall be required.

7.7 Compliance with Code Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments shall be made under the “short term deferral” exception under Section 409A of the Code, to the maximum extent possible, and then under the “separation pay” exception under Section 409A of the Code or another applicable exception. If required by Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code, each payment hereunder shall be treated as a separate payment, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and if the Participant is considered a “specified employee” for purposes of Section 409A of the Code, the payment of any amounts hereunder shall be delayed as required by Section 409A of the Code.

Exhibit 10.1

ANNEX A

FORM OF AGREEMENT AND RELEASE

1. Release. In consideration for the payments and benefits provided under the 23andMe Holding Co. Change in Control Separation Plan (the “Plan”), [Name of Participant] (“Participant”) hereby releases and forever discharges 23andMe Holding Co. and 23andMe Inc. (individually and collectively, “23andMe”) and all of their respective parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, and past and present officers, directors, shareholders, employees, agents, partners, attorneys, benefit plans, insurers, and representatives, (hereinafter “Releasees”) from any and all claims of whatever nature, whether known or unknown, which exist or may exist on Participant’s behalf against Releasees as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, equitable claims, breach of fiduciary duty claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance state, or other governmental statute, law, regulation, or ordinance, including but not limited to any legally waivable claims arising from any federal, state, or local law, regulation, or constitution dealing with either employment, employment benefits, or employment discrimination, harassment or retaliation including, but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, the California Equal Pay Law, the California Whistleblower Protection Laws, the California Family Rights Act, the California Pregnancy Disability Leave Law, the California Civil Code, or the California Private Attorneys General Act, all as amended from time to time.

The only exceptions to this release and waiver are any claim(s) Participant may have for: (i) unemployment benefits pursuant to the terms of applicable law (to the extent available to Participant under applicable law); (ii) workers compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any workers compensation insurance policy or fund of the Company; (iii) any benefit entitlements vested as of Participant’s Date of Termination, pursuant to the written terms of any applicable benefit plan sponsored by 23andMe, including without limitation the Plan; (iv) claims for indemnification under California Labor Code Section 2802; (v) claims for enforcement of this Agreement; and (vi) any claims that, as a matter of applicable law, are not waivable.

Participant agrees and understands that, except as may be required by subpoena, court order, or other legal proceedings, Participant shall not, in any way, assist any individual or entity in commencing or prosecuting any lawsuit against the Releasees, or in any way cooperate or participate in any such action, including trial, pretrial preparation, or prelitigation fact-gathering connected with any and all matters. Absent legal compulsion, this Agreement bars Participant from testifying, providing documents or information, advising, counseling or providing any other form of assistance to any person or entity who wishes to make or who is making claims against the Releasees.

2. No Filing of Claims. Participant represents and warrants that Participant does not presently have on file any claims, charges, grievances, actions, appeals or complaints against Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or arbitrator(s), public or private, based upon any actions occurring prior to the date of this Agreement.

3. Waiver of Unknown Claims. It is further understood and agreed by the Parties that as a condition of this Agreement, Participant hereby expressly waives and relinquishes any and all claims, rights or benefits that Participant may have under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

In connection with such waiver and relinquishment, Participant hereby acknowledges that Participant’s attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist, but that Participant expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Participant’s behalf against Releasees at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Participant’s employment with 23andMe, or the cessation of that employment. The Parties further acknowledge, understand and agree that this representation and commitment is essential to each Party and that this Agreement would not have been entered into were it not for this representation and commitment.

4. Non-Admission of Liability. The Parties acknowledge that they each deny any wrongdoing whatsoever in connection with one another and that the settlement agreement made pursuant to this Agreement is made solely for the purpose of compromising disputed claims and avoiding the time, expense and uncertainty of litigation. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of 23andMe, or Participant.

5. Time for Consideration; Revocation. Participant has up to twenty-one (21) days after Participant’s last date of employment with 23andMe to sign this Release. Furthermore, Participant has up to seven (7) days after Participant signs this Release to revoke it. If Participant wishes to revoke this Release after signing it, Participant may do so by delivering a letter of revocation to 23andMe’s Chief Legal Officer. If Participant does not revoke this Release, the eighth day after the date Participant signs it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Release will become effective or enforceable until the Effective Date, and no payments or benefits will be made under the Plan prior to the Effective Date.

6. Acknowledgement of Wages Paid and Expenses Reimbursed and No Other Amounts Due. Participant acknowledges that, except as expressly provided for in this Agreement and the Plan, Participant has been paid any and all salary, bonuses, commissions, expenses or other amounts due from Releasees, and that no other amounts are due to Participant from Releasees.

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7. Medicare Status and Satisfaction of Any Medicare Reimbursement Obligations. Participant represents that Participant is not enrolled in the Medicare program, has not been enrolled in the Medicare program any anytime through the date of this Agreement, and has not received Medicare benefits for medical services or items related to, arising from, or in connection with the matters covered by this Agreement. Participant represents and warrants that the information provided to Releasees for confirmation of Participant’s Medicare status, including Participant’s name, gender, date of birth, and Social Security Number, is complete, accurate, and current as of the date of this Agreement. Participant represents and warrants that Participant has not received any medical services or items related to, arising from, or in connection with the matters released by this Agreement. Participant represents and warrants that no Medicaid payments have been made to or on behalf of Participant and that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to any matters released by this Agreement. Participant further agrees that Participant, and not Releasees, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted. To the extent that Participant’s representations and warranties related to Participant’s Medicare status and receipt of medical services and items related to the Released Matters are inaccurate, not current, or misleading, Participant agrees to indemnify and hold harmless Releasees from any and all claims, demands, liens, subrogated interests, and causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or persons or entities acting on behalf of Medicare, or any other person or entity, arising from or related to this Agreement, the payments and benefits made under the Plan, any Conditional Payments as defined in the Medicare Secondary Payer (“MSP”) statute, 42 U.S.C. § 1395y(b) and implementing regulations, made by Medicare, or any medical expenses or payments arising from or related to any matters released by this Agreement, including but not limited to: (a) all claims and demands for reimbursement of Conditional Payments or for damages or double damages based upon any failure to reimburse Medicare for Conditional Payments; (b) all claims and demands for penalties based upon any failure to report, late reporting, or other noncompliance with or violation of Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (P.L. 110-173), which, in part, amended the Medicare Secondary Payer statute at 42 U.S.C. § 1395y(b)(7) and (8) that is based in whole or in part upon late, inaccurate, or inadequate information provided to Releasees by Participant or Participant’s counsel or upon any failure of Participant or Participant’s counsel to provide information; and (c) all Medicaid liens. This indemnification obligation includes all damages, double damages, fines, penalties, attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of Releasees in connection with such claims, demands, subrogated interests, or causes of action.

8. Files, Documents, and Other Property: Participant agrees that Participant has returned to 23andMe all 23andMe property and materials, including, but not limited to (if applicable), personal computers, laptops, fax machines, scanners, copiers, cellular phones, company credit cards, and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets, and confidential information, and any and all other information or property previously or currently held or used by Participant that is or was related to Participant’s employment with 23andMe. Participant agrees that in the event that Participant discovers any other company property, files or documents in Participant’s possession, Participant will immediately return to 23andMe such materials.

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9. Reports to Government Entities. Nothing in this Release restricts or prohibits Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Participant is waiving Participant’s right to receive any individual monetary relief from 23andMe or any other Releasees resulting from such claims or conduct, regardless of whether Participant or another party has filed them, and in the event Participant obtains such monetary relief 23andMe and Releasees will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Participant does not need the prior authorization of 23andMe to engage in conduct protected by this paragraph, and Participant does not need to notify 23andMe that Participant has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10. Inventions and Trade Secrets Agreement. Participant understands and agrees that Participant will remain bound by the Employee Invention Assignment and Confidentiality Agreement with 23andMe previously entered into by Participant.

11. Ownership of Claims. The Parties represent and warrant that they are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. The Parties further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands that the Parties may have against one another.

12. California Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California.

13. Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors and assigns.

14. Drafting. The Parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

15. Execution of Additional Documents. The Parties agree to execute such other, further, and different documents as reasonably may be required to effectuate this Agreement.

16. Consultation with Counsel. The Parties and each of them acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution and delivery of this Agreement, and that they have in fact done so.

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17. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

18. Integration. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties. It supersedes all prior agreements between the Parties, with the exception of the terms of the Plan and the Employee Invention Assignment and Confidentiality Agreement signed by Participant. The Parties represent and warrant that they are not relying on any promises or representations that do not appear written herein. The Parties further understand and agree that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

19. Severability. If any provision in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce the remaining provisions to the extent permitted by law.

20. Counterparts. This Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.

21. Voluntary Agreement. Participant understands and agrees that Participant may be waiving significant legal rights by signing this Release and represents that Participant has entered into this Release voluntarily, after having an opportunity to consult with legal counsel, with a full understanding of and in agreement with all of its terms.

22. Authority to Enter Into Agreement. Each party represents and warrants that, as of the date of the execution of this Agreement, she, he or it has the right and authority to execute this Agreement, and she, he or it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claims or demands relating to any right surrendered by virtue of this Agreement. Each party further represents and warrants that she, he or it has had the opportunity to consult and has consulted legal counsel in connection with the negotiation and execution of this Agreement. Each of the Parties and her, his or its signatory represents that the signatory is either a party or a business representative or assignee of and is fully authorized to execute this Agreement on behalf of, the party for whom he or she signs.

23. Enforceability. The parties agree that this Agreement is subject to the provisions of Code of Civil Procedure §664.6.

24. Arbitration. The parties agree to arbitrate, in San Francisco through JAMS or the American Arbitration Association (“AAA”), any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application of any of the terms, provisions, or conditions of this Agreement. Any arbitration shall be subject to the JAMS or AAA employment arbitration rules. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The AAA rule may be found and reviewed at https://www.adr.org/Rules. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. THE PARTIES EXPRESSLY WAIVE ANY ENTITLEMENT TO HAVE SUCH CONTROVERSIES DECIDED BY A COURT OR A JURY.

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25. PDF Signature. PDF signatures on this Agreement shall be treated as original signatures and a copy of a signature will be equally admissible in any legal proceeding as if an original.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

PLEASE READ THIS AGREEMENT CAREFULLY. IT INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:	[Participant]

23andMe, Inc.

DATED:

By:

Its:

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ANNEX B

List of Participants

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